                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant / /

Filed by a party other than the registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             ST. JOE PAPER COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        N/A

     (2)  Form, Schedule or Registration Statement No.:

        N/A

     (3)  Filing Party:

        N/A

     (4)  Date Filed:

        N/A

                     [LETTERHEAD OF ST. JOE PAPER COMPANY]

                                                                  April 26, 1996

Dear Shareholder:

     It is our pleasure to invite you to the Annual Meeting of shareholders of St. Joe Paper Company to be held at 10:30 A. M. local time on Tuesday, May 14, 1996, in the Topsider Room at the Radisson Riverwalk Hotel at St. Johns Place, 1515 Prudential Drive, Jacksonville, Florida. A Notice of this Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed. The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995 was previously mailed to you.

     It is important that your shares be represented at the meeting whether or not you expect to attend ; therefore, please promptly sign, date and return the proxy card in the accompanying postage paid envelope. Even though you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting, you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card.

     We look forward to seeing you at the Annual Meeting.

                                      Sincerely,
                                      /s/ W. L. THORNTON
                                      W. L. Thornton
                                      Chairman and Chief Executive Officer

                             ST. JOE PAPER COMPANY
                                 P.O. BOX 1380
                          JACKSONVILLE, FLORIDA 32201

                                                                  April 26, 1996

TO THE HOLDERS OF COMMON STOCK OF
  ST. JOE PAPER COMPANY

                   ------------------------------------------

                            NOTICE OF ANNUAL MEETING

                   ------------------------------------------

     The Annual Meeting of Shareholders of St. Joe Paper Company will be held on Tuesday, May 14, 1996 at 10:30 A. M. local time, in the Topsider Room, Radisson Riverwalk Hotel at St. Johns Place, 1515 Prudential Drive, Jacksonville, Florida. The meeting will be held to consider and act upon the following matters, namely:

          1. To elect a Board of ten directors for the ensuing year and until their successors are duly elected and qualified.

          2. A proposal to amend the Amended Certificate of Incorporation of the Company by changing the name of the Company to "St. Joe Corporation".

          3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 14, 1996 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited and urged to attend the meeting in person. The holders of a majority of the outstanding shares entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum.

     This notice and the accompanying proxy material contains important information regarding the Company and matters to be acted upon at the Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ RONALD A. ANDERSON

                                          Ronald A. Anderson
                                          Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE RETURN THE PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

                             ST. JOE PAPER COMPANY
                                 P. O. BOX 1380
                          JACKSONVILLE, FLORIDA 32201

                   ------------------------------------------

                                PROXY STATEMENT

                   ------------------------------------------

     This Proxy Statement is being mailed by order of the Board of Directors of St. Joe Paper Company, a Florida Corporation, ("St. Joe" or the "Company") on or about April 26, 1996 to all shareholders of record on March 14, 1996 in connection with the 1996 Annual Meeting of Shareholders to be held May 14, 1996 and any adjournment or adjournments thereof.

     St. Joe's address is Suite 400, duPont Center, 1650 Prudential Drive, Jacksonville, Florida 32207, and the telephone number is (904) 396-6600.

     A copy of St. Joe's 1995 Annual Report containing financial data and a summary of operations for 1995 was previously mailed to the Company's shareholders. The 1995 Annual Report includes the 1995 Annual Report on Form 10-K, except exhibits. Copies of St. Joe's 1995 Annual Report on Form 10-K are available to shareholders without charge upon written request to St. Joe,
Attention: Ronald A. Anderson, Corporate Secretary, P. O. Box 1380, Jacksonville, Florida 32201.

                     SOLICITATION AND VOTING AT THE MEETING

     The enclosed proxy is being solicited by the Company for use in connection with the Annual Meeting of St. Joe shareholders to be held May 14, 1996.

     The expenses of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.

     The securities entitled to be voted at the meeting are the issued and outstanding shares of common stock of St. Joe. Only shareholders of record at the close of business on March 14, 1996 will be entitled to vote at the meeting. As of March 14, 1996 there were 30,498,650 issued and outstanding shares of common stock, no par value. Each share is entitled to one vote at the meeting. Cumulative voting is not authorized.

     A proxy may be revoked by a shareholder at any time prior to its being voted by written notice to the Corporate Secretary of St. Joe or by attendance and voting in person at the Annual Meeting. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder.

     Proxies will be voted as directed. If no direction is made, it will be voted in favor of the election of the nominees as directors and the proposal to change the name of the Company.

     A quorum at the Annual Meeting consists of a majority of the common stock represented in person or by proxy. The vote of a majority of such quorum is required to decide any question that may come before the meeting, except that a majority vote of all the outstanding shares of common stock is necessary to adopt the proposal to change the name of the Company to "St. Joe Corporation".

                            1. ELECTION OF DIRECTORS

     St. Joe's By-laws provide that the shareholders shall annually fix the number of directors to serve, which number shall not be less than nine nor more than fifteen. Between Annual Meetings, the Board may fill such vacancies as they occur. As of March 14, 1996, there were eleven directors serving on the Board. The Board of Directors is recommending to the shareholders that they fix the number of directors to be elected at the

May 14, 1996 Annual Meeting to serve for the ensuing year at ten. Each shareholder is entitled to as many votes for each director as equals the number of his shares. Directors will be elected by majority vote of the votes cast.

     The ten persons named below are the nominees for election as directors. The enclosed proxy will be voted for the election of these directors unless otherwise indicated by the shareholder. All ten of the nominees listed below are now members of the Board of Directors and are standing for reelection. Mr. H. L. Brainin, the remaining member of the current Board of Directors, is not standing for reelection. The Company knows of no reason why any nominee for director, as named below, would be unable to serve but, should any nominee become unavailable for election for any reason, the persons named in the proxy shall have the right to use their discretion to vote for a substitute.

     On the following pages there is information concerning the ten nominees for director stating, among other things, their name, age, position and offices held with the Company, and a brief description of their business experience.

JACOB C. BELIN
Chairman of the Executive Committee                         Director since 1953
                                                                   Age 81

     Mr. Belin was President of St. Joe from 1968 to 1984 and Chairman of the Board and Chief Executive Officer (CEO) from 1982 to June, 1991. He has been Chairman of the Executive Committee since 1981. He is an officer and/or director of several of the subsidiaries of St. Joe, including Florida East Coast Industries, Inc. ("FECI"), a majority owned subsidiary of the Company. Mr. Belin also serves as a Trustee of the Alfred I. duPont Testamentary Trust (the "Trust"). See "Stock Ownership of Certain Beneficial Owners".

                   ------------------------------------------

RICHARD H. DENT                                             Director since 1994
                                                                   Age 67

     Mr. Dent was a Vice President, First Investors Management Co. from 1967 to 1976, Vice President, Manufacturers Hanover Trust Co. from 1977 to 1981 and since that time to the present has been President, Dent Capital Management, located in Greenwich, Connecticut.

                   ------------------------------------------

ROBERT E. NEDLEY
President and Chief Operating Officer                       Director since 1989
                                                                   Age 57

     Mr. Nedley was a Vice President of the Company from 1982 to June, 1991. Mr. Nedley became President and Chief Operating Officer of the Company in June, 1991. He also is a member of the Executive and Pension Committees and serves as an officer and/or director of most of the subsidiaries of St. Joe.

                   ------------------------------------------

RUSSELL B. NEWTON, JR.                                      Director since 1994
                                                                   Age 71

     Mr. Newton in his early employment years was with Booz Allen & Hamilton, management consultants and President of Southern Stores, Inc. In 1968 he became President of Charter Oil Company and held that position until 1975 when he became principal owner and Chairman of Kern County Refinery, Inc. Since selling his interest in Kern County Refinery, Inc. in 1981, Mr. Newton has been an investor in oil marketing, shipping, public utilities, construction, direct mail solicitation and cable TV. Mr. Newton is Chairman of RBN

Company which is involved in investment portfolio management. Mr. Newton is also a director of East Coast Oil Company and Alliance Mortgage Company.

                   ------------------------------------------

JOHN J. QUINDLEN                                            Director since 1995
                                                                   Age 63

     Mr. Quindlen retired as Senior Vice President and Chief Financial Officer of E. I. duPont de Nemours & Co. in 1993. Except for three years he served in the U. S. Navy as a Supply Officer, Mr. Quindlen worked for duPont since 1954 until his retirement, beginning in the Accounting Division of the Treasurer's Department and advancing through various positions within the finance and accounting departments of the Company until reaching the position at which he retired. Mr. Quindlen is a trustee of the Rodney Square Funds, the Kiewit Mutual Fund, and the Henry Francis duPont Winterthur Museum. He is a director of Atlantic Aviation Corporation, and a member of the Finance Council of the Archdiocese of Philadelphia.

                   ------------------------------------------

WALTER L. REVELL                                            Director since 1994
                                                                   Age 61

     Mr. Revell was Secretary of Transportation for the State of Florida from 1972 to 1975 and then was President, CEO and Director of Post, Buckley, Schuh & Jernigan, Inc. to 1983. Mr. Revell is presently Chairman of the Board and CEO of
H. J. Ross Associates, Inc., a consulting engineering, architectural and planning firm in Coral Gables, Florida. He is also Chairman of the Board and CEO of Revell Investments International, Inc. and Infinity Technologies, Inc. Mr. Revell is also a director of Spillis Candela & Partners, Inc.; Norwegian Cruise Line, Ltd.; Dycom Industries, Inc.; Riscorp, Inc. and Hotelecopy, Inc., and General Partner of Craft Farms.

                   ------------------------------------------

FRANK S. SHAW, JR.                                          Director since 1995
                                                                   Age 64

     Mr. Shaw is President of Shaw Securities, Inc., a financial services company, and of Cherry Bluff, a North Florida development firm based in Tallahassee, Florida. He is also the former President and owner of Tallahassee Ford. Mr. Shaw is a director of First South Bank; Regional Financial Corporation and is Chairman of the Board of the Tallahassean, a weekly newspaper. Mr. Shaw serves on the Board of Directors of The Southern Scholarship Foundation, Maclay School Foundation, Leon County Library Foundation and the James Madison Institute.

                   ------------------------------------------

WINFRED L. THORNTON
Chairman of the Board and Chief Executive Officer           Director since 1968
                                                                   Age 67

     Mr. Thornton was President and Chief Operating Officer of St. Joe from 1984 to June, 1991 at which time he became Chairman of the Board and CEO. He also is a member of the Executive and Pension Committees and serves as an officer and/or director of each of the subsidiaries of St. Joe and has been Chairman and/or President of FECI since it was incorporated in 1983. Mr. Thornton also serves as a trustee of the Trust. See "Stock Ownership of Certain Beneficial Owners". Mr. Thornton is a member of the United States Business & Industrial Council and National Right to Work Committee.

                   ------------------------------------------

JOHN D. UIBLE                                               Director since 1994
                                                                   Age 60

     Mr. Uible was employed by The Charter Company during the years 1958 to 1976 and held a number of top financial positions. In 1976 he became Chairman of the Board and CEO of Jacksonville National Bank and held that position until the bank was merged into Florida National Banks of Florida. Mr. Uible was Chairman of the Board and CEO of Florida National Banks of Florida from 1982 to 1990 when it was acquired by First Union Corporation, Charlotte, North Carolina. Since 1990 Mr. Uible has been an investor and Director of First Union Corporation.

                   ------------------------------------------

CARL F. ZELLERS, JR.                                        Director since 1995
                                                                   Age 63

     Mr. Zellers is President and a director of Florida East Coast Industries, Inc. and President and a director of Florida East Coast Railway Company and Gran Central Corporation. He is also a director of St. Joe Industries, Inc.

                         THE BOARD OF DIRECTORS AND ITS
                                   COMMITTEES

     The business and affairs of St. Joe are managed under the direction of the Board of Directors. The Board holds one regular meeting following the Annual Shareholders' Meeting and three scheduled quarterly meetings. All other meetings are at the call of the Chairman. During 1995 the Board held nine meetings, one annual and three quarterly and five special. All directors attended at least 75% of the meetings of the Board of Directors and committees during 1995. The Board has the authority to appoint committees it feels are appropriate. Under that authority, the Board has five standing committees; the Audit; Compensation; Executive; Finance and Investment, and Pension Committees.

     THE AUDIT COMMITTEE includes W. L. Revell, Chairman, R. B. Newton, Jr., and
J. J. Quindlen. The Audit Committee recommends to the Board the independent auditors to be engaged by the Company, reviews the engagement including the remuneration to be paid and reviews with the Company's auditors, on a continuing basis, the plan, scope and results of the Company's audit and such other matters as may be delegated by the Board. The Audit Committee met four times in 1995.

     THE COMPENSATION COMMITTEE includes J. D. Uible, Chairman, R. H. Dent and
F. S. Shaw, Jr. The Compensation Committee is responsible for assuring that the Chief Executive Officer and other executive officers of the Company are compensated effectively and in a manner consistent with the stated compensation strategy of the Company and the requirements of the appropriate regulatory bodies. The Compensation Committee met twice during 1995.

     THE EXECUTIVE COMMITTEE includes J. C. Belin, Chairman, R. E. Nedley and W.
L. Thornton. The Executive Committee, under the Company's By-laws has the authority to act for and on the behalf of the Board of Directors at any time between meetings of the Board, except as limited by Florida law. The Executive Committee met nine times during 1995.

     THE INVESTMENT AND FINANCE COMMITTEE includes J. J. Quindlen, Chairman, R.
E. Nedley, F. S. Shaw, Jr. and C. F. Zellers, Jr. J. M. Jones, Jr., Vice President and CFO of the Company, is an ex officio member of the Committee. This Committee created by the Board of Directors at its August 8, 1995 Quarterly meeting is responsible for setting investment policies of the Company and to recommend to the Board changes to be made to these policies. The Investment and Finance Committee met twice during 1995.

     THE PENSION COMMITTEE includes R. E. Nedley, W. L. Thornton and C. F. Zellers. The Plan Administrator, Ronald A. Anderson, under the provisions of the Company's pension plans serves as Chairman of the Pension Committee. The Pension Committee has the responsibility to supervise the operations and administration of the Company's two pension plans. The Pension Committee did not meet during 1995.

     St. Joe has no Nominating Committee of the Board of Directors.

                           COMPENSATION OF DIRECTORS

     The Board of Directors has the authority to fix the compensation of directors of the Company. Directors who are not officers of the Company receive a quarterly retainer of $2,500 (increased from $1,000 per quarter effective January 1, 1996), plus $600 for each Board meeting attended and a $400 fee for attendance at Audit; Compensation, and Investment and Finance Committee meetings. Employee directors receive $200 for each Board of Directors meeting attended. Directors are also entitled to reimbursement for travel, lodging and other expenses incurred in attending such meetings.

                           RELATED PARTY TRANSACTIONS

     Mr. F. S. Shaw, Jr., a director of the Company, purchased from the Company
23.18 acres of Company owned property in Franklin County, Florida in an arms length transaction for a total purchase price of $174,975.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for the Company's Chief Executive Officer, and the three highest paid executive officers, as well as, the total compensation paid to each individual listed for the Company's latest three fiscal years ended December 31, 1995.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                     ALL OTHER
                     NAME AND PRINCIPAL                                 SALARY      COMPENSATION
                          POSITION                            YEAR       $(2)           $(3)
- ------------------------------------------------------------  ----     --------     ------------
W. L. Thornton..............................................  1995     $183,650        $3,661
Chairman of the Board and CEO(4)                              1994      162,200         3,623
                                                              1993      157,750         2,782
R. E. Nedley................................................  1995      166,800         2,038
President and CEO                                             1994      136,200         1,652
                                                              1993      132,450         1,632
H. L. Brainin...............................................  1995      141,800         3,400
President, St. Joe Container Company                          1994      123,475         3,055
                                                              1993      120,100         2,961
J. M. Jones, Jr.............................................  1995      110,072         1,125
Vice President and CFO                                        1994          n/a           n/a
                                                              1993          n/a           n/a

- ---------------

(1) Includes all executive officers with total annual compensation in excess of $100,000. The table does not include an "Other Annual Compensation" column as no executive officer received an aggregate amount of these items in excess of either $50,000 or 10% of total annual salary. The Company paid no bonuses or had any stock award or option program in 1995.
(2) Includes base salary and directors' fees received from the Company and any subsidiary of the Company.

(3) Includes contributions made by the Company to the Deferred Compensation Plan -- 401(k) and the ESOP during 1995 as follows:

                W. L. Thornton       -- 401(k)    $2,911           -- ESOP -- $750
                R. E. Nedley         -- 401(k)    $  975           -- ESOP -- $750
                H. L. Brainin        -- 401(k)    $2,441           -- ESOP -- $700
                M. J. Jones, Jr.     -- 401(k)    $1,125           -- ESOP -- $-0-

(4) Under an arrangement approved by the Board of Directors of both St. Joe and FECI, Mr. Thornton's salary and expenses are paid by St. Joe, with FECI reimbursing St. Joe for 20% of his salary and expenses common to both companies, as compensation as Chairman and CEO of FECI. Expenses incurred for the exclusive benefit of either the Company or FECI are borne 100% by the benefited company. The salary shown in this table represents 100% of Mr. Thornton's salary.

                             EMPLOYEE BENEFIT PLANS

     The Company maintains an employee stock ownership plan, a defined benefit pension plan, and a deferred compensation plan covering substantially all salaried employees of the Company and its participating subsidiaries. Such plans as described in detail below, do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants.

     ESOP. The Company maintains an employee stock ownership plan (the "ESOP") which covers all salaried employees of the Company and its participating subsidiaries who have attained age 20 years, 6 months of age and completed 18 months of service. The Company contributes to the ESOP an amount equal to 1/2 of 1% of the aggregate annual compensation paid to participants during the year, subject to a maximum amount of compensation that may be considered under the ESOP of $150,000 per employee for the 1995 plan year. This maximum will be adjusted for future plan years in accordance with Section 401(a)(17)(B) of the Internal Revenue Service Code. Contributions to the ESOP made by the Company are primarily used to purchase Company common stock which is then allocated to the individual accounts of the participants in the same ratio as each participant's compensation bears to the total compensation of all participants for the plan year. Each participant becomes 100% vested in his account upon the effective date of his participation in the ESOP. The normal retirement date under the plan is age 65, however, a participant may elect to early retire upon reaching age 55 and 15 years of service. Distributions may also be made upon termination of employment, death of the participant, disability of the participant or the participant's attainment of age 59 1/2. Under the ESOP, Messrs. Brainin and Thornton are eligible to elect late retirement and would be entitled to receive 755 and 122 shares respectively. Messrs. Brownlie, Ford and Nedley are eligible to elect early retirement at any date and would be entitled to receive 486, 379 and 530 shares respectively, if such retirement date were March 15, 1996. In 1995, the Company contributed $6,139 to the ESOP on behalf of executive officers as a group, and the amounts set forth in footnote (3) in the Summary Compensation Table were allocated to the executive officers shown in that table. Because Mr. Jones did not meet the length of service requirements for the plan in 1995, he did not participate in that year.

     PENSION PLAN. The Company maintains a defined benefit pension plan (the "Pension Plan") which covers all salaried employees of the Company and its participating subsidiaries who have attained age 21 and completed one year of service. Upon reaching normal retirement age of 65, each salaried employee with at least five years of service will be eligible to receive annual retirement benefits based on the "50% Joint and Survivors" form of payment (normal form) equal to the product 1.5% of his or her "Final Average Earnings" multiplied by the number of complete years and any monthly fraction thereof. These benefits are not reduced for Social Security or other benefits received by the participant. A participant may elect to receive actuarially equivalent benefits payable through the "life only", "five or ten year certain and continuous" or the "66 2/3%, 75% or 100% joint and survivor" annuity options, or any other form of payment permitted by law and agreed to by the Pension Committee. "Final Average Earnings" is defined as the greater of the participant's average annual earnings over the 60 or 120 month period immediately preceding the participant's retirement, termination, disability or death. Earnings used in the aforementioned calculation are substantially the same as those disclosed in the Summary Compensation Table on page 8. Employees who have reached age 55 with

15 years of credited service may elect to receive retirement benefits for life as set forth above, reduced by 1/2 of 1% for each month by which the early retirement date precedes the normal retirement date.

     The following table shows estimated annual benefits payable under the Pension Plan upon retirement to participants using specified average annual earnings and years of service assuming the normal form of payout is selected.

 FINAL                        YEARS OF SERVICE
 ANNUAL      --------------------------------------------------
EARNINGS       15         20         25         30         35
- --------     ------     ------     ------     ------     ------
$ 50,000     11,150     15,000     18,750     22,500     26,250
  75,000     16,875     22,500     28,125     33,750     39,375
 100,000     22,500     30,000     37,500     45,000     52,500
 125,000     28,125     37,500     46,875     56,250     65,625
 150,000     33,000     45,000     56,250     67,500     78,750

     The years of credited service for retirement purposes as of December 31, 1995 for the individuals listed in the Summary Compensation Table are 11.5 for
W. L. Thornton; 34 for R. E. Nedley and 37.5 for H. L. Brainin.

     DEFERRED COMPENSATION PLAN. The Company maintains a deferred compensation plan (the "401(k)") which covers all salaried employees of the Company and its participating subsidiaries who elect to have their salary reduced by up to 6% and have that money contributed into the 401(k) and invested as directed by the participant. The five accounts available are three mutual funds and common stock of either the Company or FECI. The Company matches the employee contribution $1.00 for $1.00 for the first $500; $0.75 per $1.00 for the next $300; $0.50 per
$1.00 for the next $300; and $0.25 per $1.00 for the excess of $1,100 up to the maximum allowed contribution of 6%. Under certain conditions the 401(k) plan allows a participant to borrow from the fund. The funds are normally paid out in a lump sum in the case of death, termination, disability, retirement or after attainment of age 59 1/2. In 1995 the Company contributed to the 401(k) plan $18,433 for the 12 executive officers of the Company.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

     Historically, the philosophy of the owners and management of the Company has been to reinvest a major portion of its earnings and cash flow back into the Company, looking toward share appreciation and growth in long-term value and compensation for executive management was gauged from this perspective. In late 1994, studies were undertaken to review the base salaries of the executives to see if they were at appropriate levels and if a plan should be devised to create an incentive compensation program that would be based upon operating results. However, early in 1995 the Board of Directors approved a plan whereby certain operating segments of the Company were offered for sale. The implementation of this plan consumed the balance of the year 1995 and is continuing into 1996. Due to the effects caused by this process, no meaningful incentive compensation policy could be developed that would appropriately reflect individual contributions to operating income. Additionally, short-term earnings and stock values did not accurately reflect the real and long-term results of the executive management of the Company. Therefore, the Chief Executive Officer, based upon his personal assessment and that of his staff, recommended salary increases to the Compensation Committee as it pertains to the Executive Officers.

     The Compensation Committee members of the Board of Directors, who are all independent non-employee directors and have no interlocking relationships as defined by the Securities and Exchange Commission, were chosen because of their business backgrounds and to ensure that the interests of the shareholders are being served as it relates to all matters of executive compensation. The Committee reviews the recommendations of the CEO and either approves these recommendations or makes adjustments based upon their judgment of what is the appropriate level of compensation.

     As pertaining to the salary adjustments made in 1996, the Committee in late 1995 reviewed the CEO's recommendation and concluded that, based on the change in the Company's structure and the transition resulting from the proposed sales, planned base salary increases for the CEO and the COO should not be implemented and that in lieu thereof, a one time payment equal to the proposed 1996 salary increases of the CEO and COO should be granted them based on the improved performance of the Company. As a result of this decision by the Committee, the CEO's one time payment for 1995 is $20,000 (of which $16,000 will be paid by the Company and $4,000 by FECI as per the arrangement discussed below) and the COO one time payment is $15,000. The base salaries for the CEO and COO will remain at 1995 levels for the year 1996. Proposed increases in base salaries were approved by the Board for the other Executive Officers listed on the Summary Compensation Table.

     The Company's CEO, Mr. W. L. Thornton, is also the CEO of FECI and is employed under an arrangement approved by both Boards, as stated in Note 4 of the Summary Compensation Table on page 8 of this Proxy Statement, whereby FECI reimburses the Company for 20% of Mr. Thornton's base salary. In addition, effective January 1, 1995, the Board of Directors of FECI approved a Performance Award program for the Executive Officers of FECI, including the CEO. Under this program, Mr. Thornton and each of the other Executive Officers is assigned a target Award Opportunity equal to the individual's level of responsibility. In the case of the CEO this target for 1995 was 35%. Award levels vary depending on the degree of achievement relative to specific company and individual performance objectives and can range from 0% to 100% of target levels. In the case of the CEO, only that portion of his base salary reimbursable by FECI is considered in determining his performance award. For 1995 no performance award was granted to the CEO since FECI performance was below the level which would trigger an award, however, a $20,000 one time payment was approved by the Board of FECI for the CEO, subject to the above stated arrangement with St. Joe Paper Company.

     The Compensation Committee of the Company has considered a similar Performance Award program for the Executive Officers of the Company, however, implementation of such a program was deferred due to the ongoing change in the Company structure and the uncertainty as to the level of compensation required based on comparable industry standards once the transition has been completed.

     The Compensation Committee recognizes the need to monitor the Company's executive strategy to ensure that management members are rewarded appropriately for their contributions, and that the strategy supports organization objectives and shareholder interests. In light of the major restructuring of the Company, an in-depth study will be undertaken in 1996 to develop competitive base salaries and appropriate incentives for the CEO, the COO and other executive management that will reward all appropriate levels of management for increase of stockholder value.

                                          Submitted by the Compensation
                                          Committee

                                          J.D. Uible, Chairman
                                          R.H. Dent
                                          F.F. Shaw, Jr

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative shareholder returns for the period December 31, 1990 through December 31, 1995 assuming $100 invested at December 31, 1990 in the Company's common stock, in the Russell 1000 Index and in the peer group composite index. The peer group composite index used is the Value Line Paper and Forest Products Industry Group consisting of twenty eight companies as listed in the Value Line Industry Review.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

 ST JOE PAPER CO, Russell 1000 Index And Value Line Paper/Forest Prod. Index
                    (Performance Results Through 12/31/95



               ST. JOE PAPER CO.    Russell 1000 Index    Paper/Forest Prod.
1990                $100.00              $100.00               $100.00
1991                 109.69               133.03                132.23
1992                 138.06               145.05                145.98
1993                 185.35               159.77                166.07
1994                 199.32               149.86                167.62
1995                 202.74               202.94                184.47



Assumes $100 invested at the close of trading 12/90 in ST JOE PAPER CO common stock, Russell 1000 Index, and Paper/Forest Prod..

* Cumulative total return assumes reinvestment of dividends.

Source: Value Line, Inc.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                                         PERCENT OF
                         NAME AND ADDRESS                           NUMBER OF SHARES      CLASS(1)
- ------------------------------------------------------------------  ----------------     ----------
Alfred I. duPont Testamentary Trust(2)(3).........................     21,291,900           69.8
  P. O. Box 1380
  Jacksonville, Florida 32201
State Farm Mutual Automobile Insurance Company(4).................      1,752,200            5.7
  One State Farm Plaza
  Bloomington, Illinois 61710

- ---------------

(1) All percentages are rounded to the nearest tenth of one percent.
(2) The Trust owns 20,717,764 shares in its name and The Nemours Foundation own 574,136 in its name. The Trustees constitute the entire Board of Directors of The Nemours Foundation and, therefore, have sole voting and sole dispositive power over these shares.
(3) Under the provisions of the Will creating the Trust, the Trustees of the Trust having the power to vote the shares of stock specified above are J.
     C. Belin, Alfred duPont Dent, Herbert Peyton, John Porter, W. T. Thompson, III, W. L. Thornton and Nationsbank of Florida, a subsidiary of Nationsbank Corporation. A majority of the Trustees have the right to vote all the stock of the Company owned by the Trust. Under the beneficial ownership rules of the Securities Exchange Commission Act of 1934, as amended, the Trustees are each deemed to be the beneficial owners of the shares of stock owned directly by the Trust. In addition to the Trust, Nationsbank Corporation and its subsidiaries have sole voting power of 6,050 shares and sole dispositive power of 1,800 shares of the Company's stock, but deny beneficial ownership of these shares.
(4) According to a Schedule 13G filed with the Securities and Exchange Commission, as of December 31, 1995, State Farm Mutual Automobile Insurance Company owns 775,000 shares or 2.5% of the Company's stock and State Farm Employee Retirement Trust owns 977,200 or 3.2%. The Board of Directors of State Farm Automobile Insurance Company and the Trustees of State Farm Employees Retirement Trust have sole voting and sole dispositive power over the shares of Common Stock each owns.

                        SECURITY OWNERSHIP OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table and notes thereto sets forth beneficial ownership of common stock of the Company by each director, director nominee and Executive Officer listed in the Summary Compensation Table and by all directors and officers of St. Joe as a group as of January 31, 1996.

                                                      SOLE VOTING/       SHARED VOTING/         PERCENT OF
                       NAME                         DISPOSITIVE POWER   DISPOSITIVE POWER        CLASS(1)
- --------------------------------------------------  -----------------   -----------------       ----------
J. C. Belin.......................................         8,750            21,291,900(2)          69.8
H. L. Brainin.....................................            --                 1,495(3)          *
E. C. Brownlie....................................            --                   204(3)          *
E. T. Ford........................................            --                   176             *
J. M. Jones, Jr...................................            --                    62(3)          *
R. E. Nedley......................................            --                   125             *
R. B. Newton, Jr..................................         2,000                    --             *
W. L. Revell......................................           100                    --             *
J. J. Quindlen....................................           200                    --             *
W. L. Thornton....................................            --            21,293,531(2)(3)       69.8
J. D. Uible.......................................         1,000                    --             *
Directors and Officers as a Group (17 persons)....        73,046(4)         21,308,018(2)(5)       70.1

- ---------------

(1) All percentages are rounded to the nearest tenth of one percent. An asterisk (*) indicates that the percentage is less than one-half of one percent.
(2) Includes 20,717,764 shares or 67.9% of the Company's common stock owned by the Trust of which the named individuals are trustees and 574,136 shares or 1.88% owned by The Nemours Foundation of which the named individuals are directors.
(3) Includes shares held in the accounts of the named individuals in the St. Joe Paper Company Salary Deferral Plan "the Salary Deferral Plan" for which the participants have sole dispositive power and the trustee of the Plan has sole voting power. Of the shares shown for W. L. Thornton, 631 are held in the Salary Deferral Plan.
(4) Includes 57,967 (.19%) held in the St. Joe Paper Company Employee Stock Ownership Plan for which the trustee of that plan has sole voting and dispositive power.
(5) Includes 14,817 (.05%) shares held in the Salary Deferral Plan for which the trustee of the Plan has sole voting power and the participants have sole dispositive power. The trustee of this plan and the St. Joe Paper Company Employee Stock Ownership Plan is Ronald A. Anderson, Corporate Secretary of the Company.

                     2. PROPOSAL TO CHANGE NAME OF COMPANY

     As previously announced, the Company has entered into an agreement to sell the paper mill assets of its wholly owned subsidiary, St. Joe Forest Products Company ("SJFP"), and the container plant assets of SJFP's wholly owned subsidiary, St. Joe Container Company. Upon consummation of the sale, which is subject to certain conditions, the Company will exit its paper mill and box plant businesses. Continuing to use the Company's current name of St. Joe Paper Company after the asset sale will not accurately reflect the nature of the Company's remaining business operations. Accordingly, the Board of Directors of the Company feels that it is in the best interest of the Company to change the name of the Company. Such change would become effective after shareholder approval upon the filing of Articles of Amendment with the Florida Department of State. The filing would be expected to be made on or about June 1, 1996.

     At a Board meeting held on February 27, 1996, the Board of Directors unanimously adopted the following resolution and directed that such resolution be submitted to the shareholders for adoption:

        RESOLVED, that Article II of the Amended Certificate of Incorporation, as amended, of St. Joe Paper Company be amended to read as follows:

           "ARTICLE II.  NAME.  The name of the corporation is ST. JOE
           CORPORATION."

     The Board of Directors unanimously recommends to the Company's shareholders adoption of the foregoing resolution. The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is necessary to adopt the amendment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors in August, 1990, appointed KPMG Peat Marwick LLP, an independent firm of certified public accountants, to examine and report on the financial statements of the Company. This firm has been serving in that capacity since that time.

     KPMG Peat Marwick LLP also performs audits of the pension and other employee benefit plans of the Company and limited reviews of the quarterly financial statements of the Company. Representatives of KPMG Peat Marwick LLP are expected to be present at the Shareholders Meeting and will be given an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

     A shareholder proposal entitled to be presented at the Company's Annual Meeting in 1997 must be received by the Company on or before December 13, 1996 in order to be included in the Company's Proxy Statement and proxy material relating to that meeting. Any such proposal(s), as well as, any questions relating thereto, should be directed to the Corporate Secretary.

                                 OTHER MATTERS

     The Board is not aware of any other matters which may be presented for action at the meeting; however, if any other matters come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote those shares represented by proxies in the accompanying form in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Ronald A. Anderson
                                          Corporate Secretary

Dated: April 26, 1996

PROXY                     ST. JOE PAPER COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 1996

    The undersigned having received the Notice of Annual Meeting and Proxy Statement dated April 26, 1996, appoints J. C. Belin, R. H. Dent and R. E. Nedley and each of them as Proxies with full power of substitution to represent the undersigned and to vote all shares of the common stock of St. Joe Paper Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on Tuesday, May 14, 1996, at 10:30 A.M., local time, in the Topsider Room, Radisson Riverwalk Hotel at St. Johns Place, 1515 Prudential Drive, Jacksonville, Florida and at any adjournment or adjournments thereof, with discretionary authority as provided in the Proxy Statement.

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting, hereby revoking all prior proxies to vote the same shares.

    Your vote is important! Please sign and date on the reverse and return promptly to First Union National Bank, Shareholders Services Group, Two First Union Center, M-12, Charlotte, North Carolina 28288-1154, in the enclosed envelope, so that your shares can be represented at the meeting.

Please mark votes as in this example:  /X/

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ON REVERSE SIDE OF CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

                    (Continued and to be signed on the back)

                          (Continued from other side)

1. ELECTION OF DIRECTORS

 NOMINEES: J. C. Belin, R. H. Dent, R. E. Nedley, R. B. Newton, J. J. Quindlen,
                              W. L. Revell, F. S. Shaw, Jr.,
                W. L. Thornton, J. D. Uible and C. F. Zellers, Jr.

/ / FOR nominees   / / WITHHELD from all nominees    / /FOR, except vote withheld from the following nominees

- --------------------------------------------------------------------------------

2. PROPOSED NAME CHANGE

  Change name of Company
  to "St. Joe Corporation"     / / FOR          / / AGAINST         / / ABSTAIN

                                              X
                                              --------------------------------
                                              X
                                              --------------------------------

                                              DATE                          1996
                                              ------------------------------

                                              PLEASE SIGN EXACTLY AS NAME
                                              APPEARS HEREON. JOINT OWNERS
                                              SHOULD EACH SIGN. WHEN SIGNING AS
                                              A FIDUCIARY OR FOR AN ESTATE,
                                              TRUST, CORPORATION OR PARTNERSHIP,
                                              YOUR TITLE OR CAPACITY SHOULD BE
                                              STATED.